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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Quicksilver Resources Inc. on Form S-3 of:

     our report dated March 10, 2000, on the consolidated balance sheets of Quicksilver Resources Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999; and our report dated March 25, 1998 (December 18, 1998 as to Note 12) on the consolidated statements of income and cash flows of MSR Exploration Ltd. and subsidiaries for the period from inception March 7, 1997 to December 31, 1997; appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 1999;

     our report dated April 7, 2000 on the statements of revenues and direct operating expenses of CMS Oil & Gas Company's Michigan properties for the three years ended December 31, 1999, 1998 and 1997; our report dated April 7, 2000 on the consolidated balance sheets of Terra Energy, Ltd. as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999; appearing in the Form 8-K/A of Quicksilver Resources Inc. filed June 15, 2000 (Amendment No. 2 to Form 8-K filed on April 14, 2000); and

     our report dated July 22, 1999 on the statements of revenues and direct operating expenses of the Unocal Corporation's Spirit Energy 76 unit interests for the year ended December 31, 1998; appearing in the Form 8-K/A of Quicksilver Resources Inc. filed on July 28, 1999 (Amendment No. 1 to Form 8-K filed on May 28, 1999).

     We also consent to the reference to this firm under the heading "Experts" in this Registration Statement.


DELOITTE & TOUCHE LLP

Fort Worth, Texas
October 31, 2000